September 2011

Pricing Sheet dated September 26, 2011 relating to
Amendment No. 1 to Preliminary Terms No. 1,001 dated September 26, 2011
Registration Statement No. 333-156423
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Trigger PLUS Based on the Value of the S&P 500® Index due September 26, 2016
Trigger Performance Leveraged Upside SecuritiesSM
PRICING TERMS – SEPTEMBER 26, 2011
Issuer:	Morgan Stanley
Maturity date:	September 26, 2016
Underlying index:	S&P 500® Index
Aggregate principal amount:	$26,500,000
Payment at maturity:
If the final index value is greater than the initial index value: $10 + leveraged upside payment.
If the final index value is less than or equal to the initial index value and is greater than the trigger level: $10
If the final index value is less than or equal to the trigger level: $10 × index performance factor. This amount will be less than the stated principal amount of $10 and will represent a loss of at least 50%, and possibly all, of your investment.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	177%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	1,162.95, which is the index closing value on the pricing date as published by the underlying index publisher
Final index value:	The index closing value on the valuation date as published by the underlying index publisher
Trigger level:	581.475, which is 50% of the initial index value
Valuation date:	September 21, 2016, subject to adjustment for non-index business days and certain market disruption events.
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	September 26, 2011
Original issue date:	September 29, 2011 (3 business days after the pricing date)
CUSIP / ISIN:	61760P817 / US61760P8178
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Trigger PLUS	$10	$0.30	$9.70
Total	$26,500,000	$795,000	$25,705,000

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The Trigger PLUS are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Trigger PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 1,001 dated September 26, 2011

Prospectus Supplement for PLUS dated December 22, 2009	Prospectus dated December 23, 2008

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.